        EXHIBIT 10.9

October 26, 2026
David Granville-Smith
Sphere Entertainment Co.
Two Pennsylvania Plaza
New York, NY 10121
Dear David:
Reference is made to the letter agreement, dated June 15, 2023, between you and Sphere Entertainment Co. (the “Company”) governing the terms of your employment with the Company (the “Employment Agreement”). This letter agreement (the “Acknowledgement”) sets forth certain amendments to the Employment Agreement, in each case effective as of the closing of the spin-off of MSGS Spinco, Inc. (to be renamed MSG Rangers Corp., “MSGR”) from Madison Square Garden Sports Corp. (to be renamed MSG Knickerbockers Corp., “MSGK”) (the “Effective Date”). This Acknowledgement pertains solely to the terms of your employment with the Company, and any terms of your employment with MSGR and MSGK will be separately provided. All defined terms used in this Acknowledgement and not otherwise defined herein shall have the meaning ascribed thereto in the Employment Agreement.
By signing this Acknowledgement, you hereby agree to and acknowledge the following:
1.Section 2 of the Employment Agreement is hereby amended and restated as follows:
“The Company acknowledges that, in addition to your services pursuant to this Agreement, you will simultaneously be employed by, and are expected to devote a portion of your business time and attention to, each of MSG Knickerbockers Corp. (“MSGK”), MSG Rangers Corp. (“MSGR”) and AMC Global Media Inc. (“AMC”). The Company understands that you have entered into employment agreements with MSGK, MSGR and AMC and recognizes and agrees that your responsibilities to MSGK, MSGR and AMC will preclude you from devoting substantially all of your time and attention to the Company’s affairs, but apart from your arrangements with MSGK, MSGR and AMC you will not undertake any outside business commitments without the Company’s consent and you will, upon request, cooperate with the Company in reviewing your obligations under Section (1) above. In addition, as recognized in Article Tenth of the Company’s Articles of Incorporation and the Policy Concerning Certain Matters Relating to Madison Square Garden Entertainment Corp., MSG Knickerbockers Corp. (formerly known as Madison Square Garden Sports Corp.), MSG Rangers Corp. (formerly MSGS Spinco, Inc.) and AMC Global Media Inc., Including Responsibilities of Overlapping Directors and Officers (together, the “Overlap Policy”), there may be certain potential conflicts of interest and fiduciary duty issues associated with your roles at the Company, MSGK, MSGR and AMC. The Company recognizes and agrees that none of (i) your multiple responsibilities at the Company, MSGK, MSGR and AMC, (ii) your inability to devote substantially all of your time and attention to the Company’s affairs, (iii) the actual or potential conflicts of interest and fiduciary duty issues that are waived in the Overlap Policy, or (iv) any actions taken, or omitted to be taken, by you in good faith to comply with your duties and responsibilities to the Company in light of your multiple responsibilities to the Company, MSGK, MSGR and AMC, shall be deemed to be a breach by you of your obligations under this Agreement (including your obligations under Annex A) nor shall any of the foregoing constitute “Cause” as such term is defined in Section 13 hereof.”
2.Section 8 of the Employment Agreement is hereby amended and restated as follows:
“While you are employed by MSGK and/or MSGR, you will not be eligible to participate in the Company’s benefits program except as provided below. If your employment with both MSGK and MSGR terminates while you remain employed by the Company, you will be eligible to participate in our standard benefits program subject to meeting the relevant eligibility requirements, payment of the required premiums, and the terms of the plans themselves. Notwithstanding the first sentence of this Section 8, you will also be eligible to participate in the Company’s standard life insurance program, Excess Savings Plan and Executive Deferred Compensation Plan and your full Company base salary will be used to determine the applicable benefits under the Company’s Excess Savings Plan. To the extent required by the Company’s insurance provider, any payout under the Company’s life insurance program will be aggregated with similar payouts under AMC’s, MSGK’s and/or MSGR’s life insurance programs with respect to any applicable maximum coverage. You will be eligible for flexible time off in accordance with Company policy.”
3.Section 9(d) of the Employment Agreement is hereby amended to (i) replace “shall be made on the 90th day after the termination of your employment” with “shall be made as soon as reasonably practicable after your execution and delivery of the Separation Agreement (and the expiration of any applicable revocation period),” (ii) replace “shall be made on the 90th day after the applicable performance criteria is certified by the Compensation Committee as having been satisfied” with “shall be made at the same time and to the extent that other similarly situated executives receive payment as determined by the Compensation Committee (subject to satisfaction of the applicable performance criteria)” and (iii) include the following at the end thereof: “, provided however, that to the extent any previously granted award (or award issued in respect of a previously granted award) provides for “deferred compensation” subject to Section 409A, then payment pursuant to this clause (d) will not be made prior to the earliest date permitted under Section 409A.”
4.Section 10 of the Employment Agreement is hereby amended to (i) replace “shall be payable on the 90th day after the termination of your employment” with “shall be payable as soon as reasonably practicable after your execution and delivery of the Separation Agreement (and the expiration of any applicable revocation period)” and (ii) include the following at the end thereof: “and to the extent any previously granted award (or award issued in respect of a previously granted award) provides for “deferred compensation” subject to Section 409A, then the payment pursuant to this Section 10 will not be made prior to the earliest date permitted under Section 409A.”

5.Section 11 of the Employment Agreement is hereby amended to replace “shall not extend to MSGS or AMC” with “shall not extend to MSGK, MSGR or AMC.”
6.The final sentence of Section 11 of the Employment Agreement is hereby amended and restated as follows: “For avoidance of doubt, your rights of indemnification under the Company’s Amended and Restated Articles of Incorporation, under your indemnification agreement with the Company, and under any insurance policy, or under any other resolution of the Board of Directors of the Company, shall not be released, diminished or affected by any Separation Agreement or release or any termination of your employment.”
7.Section 16 of the Employment Agreement is hereby amended to (i) replace “separation from services” with “separation from service,” (ii) replace “LIBOR” with “SOFR” and (iii) include the following after the fourth sentence thereof: “In the event that the timing of any payment hereunder is determined by reference to, or subject to, your execution and nonrevocation of the Separation Agreement and the period in which the Separation Agreement may become effective and irrevocable spans two calendar years, then such payment will be made in the second year.”
8.The first sentence of Section 24 of the Employment Agreement is hereby amended and restated as follows: “This Agreement (and exhibits), your indemnification agreement and the letter agreement dated as of October 26, 2026 reflect the entire understanding and agreement of you and the Company with respect to the subject matter hereof and supersede all prior understandings or agreements relating thereto.”
9.The definition of “Competitive Entity” in the Employment Agreement is hereby amended and restated as follows: “A “Competitive Entity” shall mean any person or entity (other than MSGK, MSGR, AMC, and their respective subsidiaries) that (1) is engaged in the business then conducted by the Company or its subsidiaries, which, as of the date of this Agreement, is anticipated to include, without limitation, any arena, stadium, concert venue, concert promoter, theatrical producer, or similar or related business (e.g., Internet sites in connection therewith) within the United States or within any other country in which the Company has any competing business or from which such business, person or entity competes with any of the Company’s domestic businesses, or any regional sports network (that operates primarily in New York, New Jersey or Connecticut), or (2) is an affiliate of a person or entity described in clause (1).”
10.Section 2 of Annex A of the Employment Agreement is hereby amended to include the following at the end thereof: “If you remain continuously employed with the Company through the Scheduled Expiration Date, then this agreement not to compete will expire on the Scheduled Expiration Date.”
11.Section 4 of Annex A of the Employment Agreement is hereby amended to replace “any of the Company, MSGS and AMC” with “any of the Company, MSGK, MSGR and AMC.”
12.For the avoidance of doubt, nothing herein (a) constitutes a transfer, termination or resignation of your employment, (b) entitles you to any benefits under Section 9 of the Employment Agreement, (c) results in the forfeiture of any rights that you have under arrangements of the Company or its affiliates or (d) constitutes Good Reason for purposes of any arrangement between you and the Company or its affiliates.

13.Except as set forth in this Acknowledgement, the Employment Agreement shall remain in full force and effect in accordance with its terms.

Sincerely,
SPHERE ENTERTAINMENT CO.
/s/ James L. Dolan
By: James L. Dolan
Title:  Executive Chairman and Chief Executive     Officer

Accepted and Agreed
/s/ David Granville-Smith
David Granville-Smith